Exhibit 10.2

CONFIDENTIALExecution Version

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

COMMERCIAL AGREEMENT

BY AND AMONG

ALLERGAN USA, INC.,

Ironwood Pharmaceuticals, Inc.

AND

Forest Laboratories, LLC

DATED AS OF JANUARY 31, 2017

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

i

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.2	Exceptions to Confidentiality	14
9.3	Authorized Disclosure	14
9.4	Notification	14
9.5	Destruction of Confidential Information	14
9.6	Use of Name and Disclosure of Terms	14
9.7	Remedies	15
Article 10 TERM; TERMINATION		15
10.1	Term of this Agreement	15
10.2	Termination for Material Breach	15
10.3	Termination for FDA Approval	15
10.4	Termination for Convenience	15
10.5	Bankruptcy	15
10.6	Consequences of Termination	16
Article 11 INDEMNIFICATION		16
11.1	Indemnification by Ironwood	16
11.2	Indemnification by Allergan	16
11.3	Indemnification Procedures	17
11.4	Insurance	17
11.5	Liability Limitations	17
Article 12 MISCELLANEOUS PROVISIONS		17
12.1	Governing Law	17
12.2	Arbitration.	17
12.3	Dispute Resolution	18
12.4	Force Majeure	18
12.5	Additional Approvals	19
12.6	Waiver and Non-Exclusion of Remedies	19
12.7	Notices	19
12.8	Entire Agreement	20
12.9	Amendment	20
12.10	Assignment	20
12.11	No Benefit to Others	20
12.12	Counterparts	20
12.13	Severability	21
12.14	Further Assurance	21
12.15	Publicity	21
12.16	Relationship of the Parties	21
12.17	Fees and Expenses	21

ii

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

COMMERCIAL AGREEMENT

This COMMERCIAL AGREEMENT (this “Agreement”), is made and dated as of January 31, 2017 (the “Effective Date”), by and among Allergan USA, Inc., a corporation duly organized and existing under the Applicable Laws of the State of Delaware, and having a principal place of business at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054 (“Allergan”), Ironwood Pharmaceuticals, Inc., a corporation duly organized and existing under the Applicable Laws of the State of Delaware, and having a principal place of business at 301 Binney Street, Cambridge, Massachusetts 02142 (“Ironwood”), and, for purposes of Section 3.1,  Forest Laboratories, LLC (as successor-in-interest to Forest Laboratories, Inc.), a limited liability company duly organized and existing under the Applicable Laws of the State of Delaware, and having a principal place of business at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054 (“Forest”).  Allergan and Ironwood are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Ironwood and Forest have entered into a Master Collaboration Agreement, dated September 12, 2007, as amended by Amendment No. 1 to Master Collaboration Agreement, dated November 3, 2009, and by Amendment No. 2 to Master Collaboration Agreement, dated January 8, 2013 (as so amended, the “Collaboration Agreement”), pursuant to which Ironwood and Forest have agreed to collaborate on, among other things, the development and commercialization of certain compounds, including the pharmaceutical product containing the compound linaclotide marketed in the United States under the trademark “LINZESS®”, subject to the terms and conditions set forth therein;

WHEREAS, Allergan wishes to engage Ironwood to conduct a detailing program to Promote the Products in the Territory, subject to the terms and conditions set forth herein; and

WHEREAS, Ironwood has the ability to provide the services of its sales force to conduct such a detailing program and desires to be so engaged by Allergan, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

Article 1
DEFINITIONS

1.1Definitions.  For purposes of this Agreement, the following terms, whether in the singular or the plural, shall have the meanings designated to them under this Article 1, unless otherwise specifically indicated:

“Additional Training” shall have the meaning set forth in Section 2.3(c).

“Administrator” shall have the meaning set forth in Section 12.2(a).

“Adverse Event” shall mean any event associated with use of the Products and involving death, injury, illness, or failure of the Products to comply with Applicable Laws, applicable Regulatory Approvals or applicable specifications.

“Affiliates” shall mean, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person.  For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interests of such Person.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Agreement” shall have the meaning set forth in the Preamble.

“Allergan” shall have the meaning set forth in the Preamble.

“Allergan Indemnified Party” shall have the meaning set forth in Section 11.1.

“Allergan SOPs” shall mean those standard operating procedures of Allergan in respect of the Products to the extent presented to Ironwood in the Online Training or any Additional Training.

“Annual Target Product Details Amount” shall have the meaning set forth in Section 2.2(d).

“Applicable Laws” shall mean all applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Regulatory Authority (including the FDA’s Office of Prescription Drug Promotion), including the FD&C Act, PDMA, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § I320a-7b et seq.), the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, and the American Medical Association Guidelines on Gifts to Physicians from Industry, all as amended from time to time in the Territory.

“Arbitrators” shall have the meaning set forth in Section 12.2(a).

“Audited Party” shall have the meaning set forth in Section 3.5.

“Auditing Party” shall have the meaning set forth in Section 3.5.

“[**]”  shall mean, with respect to a Product, [**].

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Calendar Quarter” shall mean each of the three (3) consecutive calendar month periods ending on March 31, June 30, September 30 and December 31. For clarity, the periods from the Effective Date through March 31, 2017 and the first day of the Calendar Quarter in which the Term ends through the end of the Term shall each constitute a Calendar Quarter for purposes hereof.

“Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31. For clarity, the periods from the Effective Date through December 31, 2017 and January 1, 2019 through the end of the Term shall each constitute a Calendar Year for purposes hereof.

“[**]” shall mean [**].

“Claim” shall have the meaning set forth in Section 12.2(a).

“Collaboration Agreement” shall have the meaning set forth in the Recitals.

“Collaboration Details” shall mean Details (as defined in the Collaboration Agreement) provided by Ironwood or Forest, as the case may be, pursuant to the Collaboration Agreement.

“Collaboration Product Panel” shall mean the target panel of Prescribers to whom LINZESS® is being Promoted, as determined under the Collaboration Agreement prior to the Effective Date, as the same may be revised in accordance with the Collaboration Agreement following the Effective Date.

“Commercialization Plan” shall have the meaning set forth under the Collaboration

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement.

“[**]” shall mean, [**].

“Confidential Information” shall mean all information, data and materials of either Party or its Affiliates (the “Disclosing Party”) disclosed or otherwise made available to the other Party or its Affiliates (the “Receiving Party”), whether before or after the Effective Date, related to the development, Promotion, distribution and/or sale of the Products, including information or materials on substances, formulations, techniques, technology, equipment, data, reports, know-how, sources for supply, patent position and business plans.

“Disclosing Party” shall have the meaning set forth in the definition of “Confidential Information”.

“Effective Date” shall have the meaning set forth in the Preamble.

“FD&C Act” shall mean the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.), and the rules and regulations promulgated thereunder from time to time.

“FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto.

“Field” shall mean, with respect to a pharmaceutical product, any indication for which such product is approved for marketing in the Territory by the FDA from time to time during the Term.

“Force Majeure” shall have the meaning set forth in Section 12.4.

“Force Majeure Party” shall have the meaning set forth in Section 12.4.

“Forest” shall have the meaning set forth in the Preamble.

“GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time.

“[**]” shall mean, with respect to a Product, [**].

“Indemnified Amounts” shall have the meaning set forth in Section 11.1.

“Indemnified Party” shall have the meaning set forth in Section 11.3.

“Indemnifying Party” shall have the meaning set forth in Section 11.3.

“Ironwood” shall have the meaning set forth in the Preamble.

“Ironwood Indemnified Party” shall have the meaning set forth in Section 11.2.

“Manufacturing Cost” means [**].  To the extent Manufacturing Cost include [**], such amounts shall [**]. All Manufacturing Cost will be [**].

“NDA” means a New Drug Application filed with the FDA as described in 21 CFR § 314, or any corresponding application for Regulatory  Approval (not including pricing and reimbursement approval) in any country or regulatory jurisdiction other than the United States.

“Net Royalty Payment” shall have the meaning set forth in Section 3.4.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Net Sales” shall mean, [**].  Net Sales shall [**].  Without limiting the generality of the foregoing, [**] will be excluded from Net Sales, as will [**].

“New Product” shall have the meaning set forth in Section 2.2(e).

“Online Training” shall have the meaning set forth in Section 2.3(c).

“Order” shall have the meaning set forth in Section 9.3.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“PDMA” shall mean the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder from time to time.

“Person” shall mean an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization or a government or other department or agency thereof.

“Prescribers” shall mean medical doctors that are primary care physicians (e.g. internal medicine practitioners, family practitioners and general practitioners), specialist physicians, including gastroenterologists, and other health care professionals or para-professionals (e.g. nurse practitioners and physicians’ assistants) legally authorized to write prescriptions for pharmaceutical products located in the Territory pursuant to Applicable Laws.

“Product” shall mean each of the pharmaceutical products containing the compound mesalamine to be marketed by Ironwood in the Territory for use in the Field under the trademarks “CANASA®” and “DELZICOL®”; provided, that from and after a Product Substitution, “Product” shall mean the New Product.

“Product Detail” shall mean an in-person meeting, in an individual or group practice setting, between one (1) or more Prescribers, on the one hand, and one (1) or more Representatives, on the other hand, during which (i) both Products’ information is communicated as the third product (i.e. “third position”), and (ii) an offer to provide samples of both Products is made to such Prescriber(s).  When used as a verb, “Product Detail” or “Product Detailing” shall mean to engage in a Product Detail.

“Product Detail Commencement Date” shall have the meaning set forth in Section 2.2(d).

“Product Labeling” shall mean all labels and other written, printed or graphic matter upon (a) any container or wrapper utilized with the Products or (b) any written material accompanying the Products, including Product package inserts, each of which has been provided by Allergan to Ironwood in accordance with this Agreement.

“Product Promotional Materials” shall mean all written, printed or graphic material, other than Product Labeling, provided by Allergan to Ironwood in accordance with this Agreement and intended for use by Representatives during each Product Detail, including visual aids, file cards, premium items, clinical studies, reprints, business cards, identification tags and any other promotional support items that Allergan deems necessary or desirable to conduct the Program.

“Product Sample Order” shall have the meaning set forth in Section 2.5(a).

“Product Substitution” shall have the meaning set forth in Section 2.2(e).

“Product Trademarks” shall mean any trademarks or trade names under which the Products are sold in the Territory from time to time as designated by Allergan.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

“Program” shall mean the Product Promotion activities described in Article 2 to be conducted by Ironwood and the Representatives during the Term pursuant to this Agreement.

“Promotion” shall mean those activities normally undertaken by a pharmaceutical company’s sales force to implement detailing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including detailing.  When used as a verb, “Promote” means to engage in such activities.

“Receiving Party” shall have the meaning set forth in the definition of “Confidential Information”.

“Recipients” shall have the meaning set forth in Section 9.1.

“Regulatory Approval” shall mean the approval and authorization of a Regulatory Authority in a country necessary to develop, manufacture, distribute, sell or market the Products in that country, including pricing and reimbursement approval, where required.

“Regulatory Authority” means any national (e.g. the FDA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval for the Products in the Territory.

“Representatives” shall mean the sales representatives and sales managers employed by Ironwood from time to time during the Term to Product Detail the Products pursuant to the terms of this Agreement.

“Royalties” shall have the meaning set forth in Section 3.2.

“Sales Baseline” shall mean, [**].

“Sample Cost” shall mean [**].

“Share Adjustment” shall have the meaning set forth in the Collaboration Agreement.

“Term” shall have the meaning set forth in Section 10.1.

“Territory” shall mean the United States and its territories and possessions.

“Third Party” and “Third Parties” shall mean any Person other than the Parties and their respective Affiliates.

“YTD Period” shall mean, as of a given date during a Calendar Year, the period beginning on January 1 of such Calendar Year (or the Product Detail Commencement Date in the case of 2017) and ending on the last day of (a) the most recently completed Calendar Quarter, or (b) in the event of expiration or earlier termination of this Agreement, the date of such expiration or earlier termination, in each case, on or prior to such date.

“YTD Net Royalty Amount” shall mean, [**].

“YTD Target Product Details Amount” shall mean, with respect to a YTD Period, [**].

1.2Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(a)Calculation of Time Periods.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)Exhibits/Schedules.  Any Exhibits or Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)Headings.  The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article”, “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(e)Herein.  The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f)Including.  The word “including” or any variation thereof means “including” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)Will and Shall.  The words “will” and “shall” are interpreted to have the same meaning.

(h)Or.  Except as specifically indicated otherwise, the word “or” shall be interpreted in the non-exclusive sense commonly associated with the term “and/or”.

(i)Currency.  Whenever any amount is stated herein in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars.

Article 2
APPOINTMENT OF IRONWOOD; RESPONSIBILITIES

2.1Appointment of Ironwood.  Allergan hereby appoints Ironwood on a non-exclusive basis, and Ironwood hereby accepts such appointment, to perform Product Details and otherwise carry out the Program under the terms and conditions set forth herein.  Ironwood shall use the Representatives to conduct Product Details as contemplated by this Agreement.

2.2Responsibilities of Ironwood.  Ironwood shall have the following responsibilities in connection with the Program:

(a)Ironwood shall, during the Term, maintain an experienced and appropriately-trained sales force of Representatives to conduct Product Details consistent with Ironwood’s obligations under this Agreement.  [**].

(b)Subject to Allergan’s performance of its obligations with respect to the Online Training set forth in Section 2.3(c), Ironwood shall cause its Representatives to successfully complete the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Online Training prior to such Representatives conducting Product Details in the Territory. Thereafter, Ironwood shall cause each replacement Representative or additional Representative to successfully complete the Online Training prior to conducting Product Details in the Territory. [**].

(c)Ironwood shall [**]. Notwithstanding the foregoing, Allergan shall [**].

(d)Beginning no later than February 27, 2017 (the “Product Detail Commencement Date”), Ironwood shall conduct [**] Product Details in the Territory per full Calendar Year of the Term, or a pro rata portion thereof with respect to any period at the beginning or the end of the Term that does not constitute a full Calendar Year (the “Annual Target Product Details Amount”). For clarity, the number of Product Details that Ironwood is obligated to perform under this this Section 2.2(d)  in 2017 shall be pro-rated for the period from the Product Detail Commencement Date through December 31, 2017. The Product Details conducted by Ironwood hereunder shall only be made to those gastroenterology Prescribers on the Collaboration Product Panel to which Ironwood provides Details (as defined in the Collaboration Agreement) with respect to LINZESS® under the Collaboration Agreement. If Ironwood fails to meet the Annual Target Product Details Amount in any Calendar Year during the Term, then, as Allergan’s sole and exclusive remedy as a result of such failure, Ironwood shall pay Allergan an amount equal to [**] multiplied by the difference, if positive, between (x) the Annual Target Product Details Amount applicable to the Calendar Year minus (y) the actual Product Details performed by Ironwood in such Calendar Year (for example, if the Annual Target Product Details Amount for a Calendar Year is [**] and Ironwood provides [**] Product Details, then Ironwood will owe Allergan [**]  ([**] multiplied by [**])), payable on a quarterly basis in accordance with Section 3.4.  Notwithstanding the foregoing, Ironwood shall be relieved of its obligation to provide the Annual Target Product Details Amount [**] and the Annual Target Product Details Amount for the relevant Calendar Year shall be [**].

(e)In the event that [**],  Allergan shall have the right to substitute another gastrointestinal product or combination of gastrointestinal products that [**] (in either case, a “New Product”) to replace both Products hereunder on the same terms and conditions as set forth herein (a “Product Substitution”); provided, that any such New Product shall be determined by mutual consent of the Parties, [**]. The Parties acknowledge and agree that [**].

(f)The overall incentive compensation earned by the Representatives during the Term shall be subject to [**] in respect of their services rendered in connection with the Program, [**].

(g)Ironwood shall conduct a monitoring and auditing program to ensure that sampling of the Products is carried out by Ironwood in a manner which is in compliance with all Applicable Laws. Ironwood shall promptly advise Allergan of its discovery of any act or omission of Ironwood regarding sample distribution that would be required to be reported under Applicable Laws.  Without limiting the foregoing, Ironwood shall store, transport and handle all Product samples in compliance with the Product Labeling and the Allergan SOPs, in each case, for the handling of such samples.

(h)Ironwood shall promptly remove or reassign from performing Product Details any Representative whom Ironwood determines has failed to comply with Applicable Laws.

(i)Ironwood shall use only Product Promotional Materials provided by Allergan in connection with Product Details, provided,  however, that Ironwood shall not be required to use any Product Promotional Materials in connection with performing Product Details if Ironwood reasonably and in good faith believes that the use of such Product Promotional Materials in the performance of such Product Details would violate Applicable Law.  Ironwood acknowledges and agrees that, as between the Parties, Allergan shall own all right, title and interest in and to the Product Promotional Materials, including all copyrights therein, and, for the avoidance of doubt, nothing herein shall be construed to qualify the Product Promotional Materials as a “joint work” (or other term of similar import) under Title 17 of the United States Code or other Applicable Laws.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(j)Ironwood shall limit its statements, discussions and claims regarding the Products, including those as to safety and efficacy, to those that are consistent with the Product Labeling, the Product Promotional Materials, the Online Training and any Additional Training, and shall ensure that the Representatives do not make any representation, statement, warranty or guaranty with respect to any Products that violates Applicable Law. The Representatives shall conduct Product Details in adherence with the terms of this Agreement and in compliance with all Applicable Laws.  Ironwood shall limit its activities under this Agreement to conducting Product Details and the Promotion of the Products in accordance with the terms and conditions set forth herein, unless otherwise agreed to in writing by the Parties.

(k)During the Term, neither Ironwood nor any of its Affiliates shall, directly or indirectly within the Territory, [**].

2.3Responsibilities of Allergan.  Except for the limited, non-exclusive rights granted to Ironwood pursuant to Section 2.1, and the other rights granted to Ironwood pursuant to the terms of this Agreement, Allergan shall retain all rights and control in, and with respect to, the Products, including the manufacturing, import, marketing, use, offering, sale and development of the Products. In furtherance and not in limitation of the foregoing, Allergan shall retain and perform the following responsibilities, among others set forth in this Agreement, in connection with the Products:

(a)Subject to the terms and conditions of this Agreement, Allergan shall retain control over and make all decisions with respect to the marketing, planning and strategy of the Products, and Allergan shall have the sole right and responsibility for establishing and modifying the terms and conditions of the sale of the Products, including the price at which the Products shall be sold, whether the Products shall be subject to any discounts, the distribution of the Products and whether credit is to be granted or refused in connection with the sale of the Products. Additionally, Allergan shall be responsible for all negotiations and contracting with Managed Care Organizations, Hospital Group Purchasing Organizations, State Medicaid Programs, State Patient Assistance Programs, Medicare Part D Programs, FSS, PHS or any other public or private sector reimbursement or purchasing organization, such negotiations and contracting, if any, to be conducted at Allergan’s sole and absolute discretion; provided, that Allergan will conduct all such negotiations and contracting in accordance with the applicable terms and conditions of this Agreement.

(b)Allergan shall [**] provide Ironwood with Product Promotional Materials in sufficient quantities and on a timely schedule in order to permit Ironwood to conduct Product Details in a manner consistent with Ironwood’s obligations to provide Product Details hereunder.  Allergan shall be solely responsible for determining the content, quantity and the method of distribution of the Product Promotional Materials. Allergan covenants that all Product Promotional Materials and any materials or content provided by Allergan for the Online Training or any Additional Training shall be in compliance with all Applicable Laws. Allergan shall promptly notify Ironwood if at any time Allergan determines, or if at any time Allergan receives written notice from any Regulatory Authority alleging, that any Product Promotional Materials are not in compliance with Applicable Laws.

(c)Allergan shall provide an online training program for the purpose of training the Representatives to conduct Product Details and otherwise to enable Ironwood to Promote the Products in accordance with this Agreement and to properly store, transport and otherwise handle Product samples, in each case, in a manner that is in compliance with the Product Labeling and all Applicable Laws (collectively, the “Online Training”). Allergan shall provide reasonable cooperation, time and guidance of Allergan’s employees as reasonably necessary or appropriate to conduct the Online Training. In addition, Allergan will be responsible for preparing and delivering reasonable training to Ironwood’s designated trainers in order for such Ironwood trainers to train additional Representatives to conduct Product Details in accordance with this Agreement, and, in connection with such training, Allergan will provide to Ironwood the same training materials that Allergan uses in training Representatives and any other sales force responsible for Promoting the Products during the Term for Ironwood’s use in any additional or subsequent training of its Representatives (collectively, “Additional Training”).  Allergan will instruct its trainers to train Ironwood’s trainers (i) in the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

use of such training materials provided by Allergan, (ii) with respect to any new information pertaining to the Products or the Product Details that may periodically arise and (iii) in the conduct of any further training to be provided by Ironwood’s trainers to the Representatives with respect to Product Details.

(d)Allergan shall [**].

(e)Allergan shall use [**] to maintain all Regulatory Approvals required in order to market the Products in the Territory and shall comply in all respects with all Applicable Laws in the conduct of Allergan’s business pursuant to this Agreement.

(f)Allergan shall promptly provide Ironwood with copies of all written notices and other material written communications from the FDA or any other Regulatory Authorities that may affect any Product Promotional Materials, training materials, the viability of the Products, or Ironwood’s ability to perform any of its obligations under this Agreement.

2.4Orders for the Products.  Allergan shall, in a manner consistent with its contractual commitments, be exclusively responsible for accepting and filling purchase orders for the Products, and for processing billing and returns with respect to the Products.  If Ironwood receives an order for the Products, it shall promptly transmit such order to Allergan for acceptance or rejection, which acceptance or rejection shall be at Allergan’s sole discretion.  At no time shall Ironwood have any power or authority to accept or reject orders on behalf of Allergan, nor shall Ironwood represent explicitly or implicitly to any Third Party that it has such authority.

2.5Product Samples; [**].

(a)On a [**] basis during the Term, Ironwood shall submit purchase orders to Allergan to purchase Product samples for use in the Program in a manner consistent with Ironwood’s obligations hereunder (each, a “Product Sample Order”) no later than [**]. For clarity, a Product Sample Order submitted by Ironwood during the Term may [**] Product samples for any [**].  A Product Sample Order shall constitute a binding commitment of Ironwood to purchase and pay for the Product samples set forth therein in accordance with the terms of this Agreement.  Upon receipt of a Product Sample Order, Allergan shall use [**] to manufacture and deliver, within [**] after receipt of a Product Sample Order, the Product samples ordered by Ironwood in such Product Sample Order to a single facility in the United States designated by Ironwood (the “Ironwood Distribution Facility”), which shall initially be [**];  provided, that Allergan shall use [**] to manufacture and deliver to the Ironwood Distribution Facility the Product samples set forth on Schedule 2.5 within [**] of the Effective Date.  Title and risk of loss for all Product samples provided to Ironwood pursuant to the terms hereof shall transfer from Allergan to Ironwood upon [**].  Following [**], Allergan may submit an invoice to Ironwood for the purchase price of such Product samples, which purchase price will be [**].  Ironwood shall [**].

(b)Each shipment of Product samples manufactured and delivered to Ironwood pursuant to Section 2.5(a) will include the requisite number of [**] as necessary for each Representative to store, transport and handle such Product samples in compliance with the storage, transport and handling specifications for such Product set forth in the Product Labeling and Allergan SOPs, it being acknowledged and agreed that under the Allergan SOPs, [**] are only used with respect to shipments of Product samples [**].  Notwithstanding the foregoing, from time to time, at Ironwood’s request, Allergan shall use [**] to deliver to the Ironwood Distribution Facility, within [**] after receipt of such request by Ironwood, such number of additional [**] requested by Ironwood necessary to permit each Representative to store, transport and handle such Product samples in compliance with the storage, transport and handling specifications for such Product set forth in the Product Labeling and Allergan SOPs. For clarity, [**].

(c)All Product samples manufactured and delivered by Allergan to Ironwood under this Agreement shall, (i) upon delivery to the Ironwood Distribution Facility, (A) have not less than [**] shelf life

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

remaining and (B) be unadulterated and free of damage; and (ii) be manufactured and supplied in compliance with all Applicable Laws, current good manufacturing practices and applicable Regulatory Approvals (including the Product specifications set forth in such Regulatory Approvals).

(d)All [**] delivered by Allergan to Ironwood under this Agreement shall, upon delivery to the Ironwood Distribution Facility, be fit for their intended purpose.

(e)Except for Allergan’s obligations pursuant to Section 11.2, Allergan’s [**].

(f)Allergan shall be solely responsible for the filing of any necessary reports to the FDA in connection with sampling, including any reports required by PDMA.

Article 3
COMPENSATION; REPORTING

3.1Share Adjustment under the Collaboration Agreement.  Notwithstanding any provision of the Collaboration Agreement, any Commercialization Plan or any other agreement (including [**]) between Ironwood and Forest (or their respective Affiliates) to the contrary, any Share Adjustment with respect to Calendar Years 2018 and any Calendar Year thereafter shall be forgiven in full notwithstanding any failure by Ironwood or Forest, as applicable, to conduct Collaboration Details as required pursuant to the Collaboration Agreement.

3.2Royalties. For each Calendar Year during the Term, Allergan shall pay Ironwood a royalty for each Product equal to [**] of the difference, if positive, between (i) the Net Sales for such Product in such Calendar Year minus (ii) the Sales Baseline for such Product applicable to such Calendar Year, subject to reduction in accordance with Section 2.2(d) and Section 2.5(a) (“Royalties”), which Royalties shall be calculated and paid in accordance with Section 3.4.

3.3Records; Reports of Ironwood.

(a)Ironwood shall keep complete and accurate records in sufficient detail of the number of Product Details conducted and the number of Product samples distributed by Representatives to Prescribers in each Calendar Quarter during the Term and for the [**] period following the expiration or earlier termination of this Agreement.  [**].

(b)    Within [**] after the end of each Calendar Quarter during the Program, Ironwood shall submit to Allergan a written report and an electronic file thereof (and substantiation therefor) setting forth the following information on a Product-by-Product basis: [**].

3.4Records; Reports of Allergan; Payments.

(a)Allergan shall keep complete and accurate records of the gross sales and Net Sales of each Product in the Territory during the Term and for the [**] period following the expiration or earlier termination of this Agreement.

(b)Within [**] after the end of each Calendar Quarter, beginning with the Calendar Quarter in which Ironwood conducts the first Product Detail hereunder, Allergan will [**].

3.5Audits.  Upon at least [**] prior written notice from a Party (the “Auditing Party”), the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party to (a) if Allergan is the Auditing Party, (i) have access to the Product Detail records maintained by Ironwood and each Representative to verify the Product Detail report submitted by Ironwood in accordance with Section 3.3, and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(ii) audit any other records maintained by Ironwood in connection with the Program as may be reasonably necessary to verify Ironwood’s compliance with its obligations to perform Product Details in accordance with the terms and conditions of this Agreement, and (b) if Ironwood is the Auditing Party, have access to the records maintained by Allergan and its Affiliates in order to verify the calculation of the Net Sales and the Net Royalty Payment during each Calendar Year during the Term, in connection with the payment of any royalties under Section 3.2 and the preparation of the reports under Section 3.4.  Any examination by the Auditing Party under this Section 3.5 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than [**] before the date of the request.  The accounting firm shall be provided access to such books and records at the Audited Party’s facility(ies) where such books and records are normally kept and such examination shall be conducted during the Audited Party’s normal business hours.  The Audited Party may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records.  Upon completion of the audit, the accounting firm shall provide both the Auditing Party and the Audited Party a written report disclosing whether the reports submitted by the Audited Party are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to the Auditing Party.  Any and all audits undertaken by the Auditing Party pursuant to this Section 3.5 shall be performed at [**] the Auditing Party, unless any such audit discloses that the Product Details, if Allergan is the Auditing Party, or the Net Sales or Net Royalty Payment, if Ironwood is the Auditing Party, for the relevant period were overstated by more than [**], in which case the Audited Party shall bear [**] such audit.

3.6Confidentiality.  All information of a Party which is subject to review under this Article 3 shall be deemed to be Confidential Information subject to the provisions of Article 9.

Article 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1Representations, Warranties and Covenants of Ironwood.

(a)Ironwood represents, warrants and covenants to Allergan that (i) it is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction in which it is incorporated, and (ii) it has the authority to enter into this Agreement and is not bound by any other agreement, obligation or restriction, and shall not assume any other obligation or restriction or enter into any other agreement, which would prevent it from performing its obligations under this Agreement.

(b)Ironwood represents and warrants to Allergan that it has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations hereunder and to render the services contemplated hereby, and covenants to Allergan that it shall perform such services in a professional, ethical and competent manner.  Ironwood further covenants to Allergan that it shall abide by all Applicable Laws in the performance of the services by it and the Representatives hereunder.  When on the premises of Allergan or any of its customers while conducting Product Details pursuant to this Agreement, Ironwood’s Representatives shall comply with all policies of Allergan or any of its customers regarding the conduct of visitors which have been provided to Ironwood in writing in advance.

(c)Nothing in this Agreement shall be deemed to authorize Ironwood or its Affiliates to act for, represent or bind Allergan or any of its Affiliates other than as specifically provided by this Agreement.

4.2Representations, Warranties and Covenants of Allergan.

(a)Allergan represents, warrants and covenants to Ironwood that (i) it is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction in which it is incorporated, and (ii) it has the authority to enter into this Agreement and is not bound by any other agreement, obligation or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

restriction, and shall not assume any other obligation or restriction or enter into any other agreement, which would prevent it from performing its obligations under this Agreement.

(b)Allergan represents and warrants to Ironwood that it has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations hereunder and to render the services contemplated hereby, and covenants to Ironwood that it shall perform such services in a professional, ethical and competent manner.  Allergan further covenants to Ironwood that it shall abide by all Applicable Laws in the performance of its obligations under this agreement, whether performed directly or by its employees, contractors, agents or other representatives. When on the premises of Ironwood or any of its customers while performing any obligation or exercising any right set forth under this Agreement, Allergan’s representatives shall comply with all policies of Ironwood or any of its customers regarding the conduct of visitors which have been provided to Allergan in writing advance.

(c)Nothing in this Agreement shall be deemed to authorize Allergan or its Affiliates to act for, represent or bind Ironwood or any of its Affiliates other than as specifically provided by this Agreement.

4.3Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF QUALITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED BY EACH PARTY AND ITS AFFILIATES.

Article 5
TRADEMARKS; INTELLECTUAL PROPERTY RIGHTS

5.1The Products.  The Product Details shall be conducted by Ironwood under the Product Trademarks.  Ironwood shall use the Product Trademarks only to identify and advertise the Products and shall not use the Product Trademarks as part of Ironwood’s own trademarks or trade names or in any other manner.  It is understood and agreed that Ironwood’s right to use the Product Trademarks is revocable by Allergan upon the effective date of any termination or expiration of this Agreement in accordance with Article 10 and does not constitute, in any manner, a direct or implied assignment of the Product Trademarks.

Article 6
COMMUNICATIONS; MONITORING THE PROGRAM

6.1Communications with Third Parties.  Ironwood shall use [**] to notify Allergan of all written and material oral comments, statements, requests and inquiries of the medical profession or any other Third Parties relating to the Products, or the marketing thereof, that are received by Ironwood and which the Representatives are unable to answer.  All such responses to the medical profession or other Third Parties shall be handled solely by Allergan; provided, that Ironwood shall use [**] to assist Allergan [**] to the extent deemed necessary by Allergan to appropriately respond to such communications.

6.2Government Agencies.  All responses to Regulatory Authorities concerning the Products, or the marketing thereof, shall be the sole obligation and responsibility of Allergan; provided, that to the extent any notice with respect to PDMA compliance is directed to Ironwood, Ironwood will promptly inform Allergan with respect thereto and Allergan will thereafter assume responsibility with respect to resolution of the matters set forth in such notice.  Ironwood shall use [**] to assist Allergan, [**] to the extent deemed reasonably necessary by Allergan to appropriately respond to such communications.

6.3Customer Communications.  Ironwood shall use [**] to assist Allergan, at Allergan’s request [**] with respect to sales promotion and customer communications within the Territory and shall use [**] to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

keep Allergan apprised of any material market, economic, regulatory or other developments that could affect the viability of the Products in the Territory to the extent that Ironwood becomes aware of the same.

Article 7
ADVERSE EVENT REPORTING AND REGULATORY MATTERS

7.1Prompt Notification to the Other Party.  Each Party shall promptly notify the other Party of any Adverse Event reports that come to such Party’s attention, and provide a copy to the other Party of any information that such Party obtains or receives concerning any Adverse Event.

7.2Reporting Responsibilities.  Allergan shall be solely responsible for recording, evaluating, summarizing and reviewing all Adverse Events and other adverse drug experiences associated with the Products, and timely reporting all such information to the FDA and any other applicable Regulatory Authority in accordance with Applicable Laws.

7.3Pharmacovigilance Agreement.  [**], the Parties shall enter into a pharmacovigilance agreement with respect to their obligations under this Article 7. The Parties shall comply with the provisions of such agreement.

7.4Quality Agreement.  [**], the Parties shall enter into a quality agreement that allocates the roles and responsibilities to each Party regarding the quality standards with respect to the Product samples. The Parties shall comply with the provisions of such agreement.

Article 8
RETURNS; RECALLS

8.1Returned or Recalled Products.

(a)Returns.  Any of the Products that is returned to Ironwood shall [**] be shipped to the facility designated by Allergan, with any shipping or other documented costs to be [**]. Ironwood shall use [**] to notify the customer returning such Product that such Product has been returned to Allergan, but shall take no other actions with respect to the return of such Product without the prior written consent of Allergan, unless required under Applicable Law.

(b)Recalls, Market Withdrawals and Stock Recoveries.  If there is any recall, market withdrawal or stock recovery with respect to a Product, then Allergan shall implement and be responsible for any necessary action, including obtaining and receiving such Product that is the subject of such recall, withdrawal or recovery, and communicating and interacting with any and all Regulatory Authorities in connection therewith. [**].

Article 9
CONFIDENTIALITY

9.1Confidential Information.  Except to the extent expressly permitted by this Agreement, at all times during the Term and for [**] following the expiration or earlier termination hereof, the Receiving Party (i) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s or any of its Affiliates’ respective employees, consultants or representatives who have a need to know such information (collectively, “Recipients”) in order to perform such Party’s obligations hereunder, and (ii) shall not use the Confidential Information of the Disclosing Party, directly or indirectly, for any purpose other than exercising its rights or performing its obligations hereunder.  The Receiving Party shall be liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.2Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b)that is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

(c)that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party;

(d)that is generally made available to Third Parties by the Disclosing Party without any restriction imposed by the Disclosing Party on disclosure, whether such restriction is by contract, fiduciary duty or by operation of law; or

(e)that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any reference to Confidential Information.

9.3Authorized Disclosure.  Each Party and its Recipients may disclose Confidential Information to the extent that such disclosure is made in response to a valid order, governmental inquiry or request (each, an “Order”) of a court of competent jurisdiction or other agency, as applicable; provided,  however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such Order or to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such Order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which such Order was issued; provided,  further, that if an Order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such Order shall be limited to that information that is legally required to be disclosed in response to such Order.

9.4Notification.  The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

9.5Destruction of Confidential Information.  Upon the expiration or earlier termination of this Agreement, the Receiving Party shall (a) destroy all tangible or electronic embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information, and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; provided, that the legal department of the Receiving Party shall have the right to retain one (1) copy of any such tangible or electronic embodiments for archival purposes, which copy shall continue to be maintained on a confidential basis subject to the terms of this Agreement; and (b) immediately cease, and shall cause its Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information.

9.6Use of Name and Disclosure of Terms.  Except as expressly set forth in Section 12.15, each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any other Person, through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates, in each instance, in any manner without the prior written consent of the other Party (which shall not be unreasonably withheld).  The restrictions imposed by this Section 9.6 shall not prohibit either Party from

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

making any disclosure that is required by Applicable Laws, including the requirements of a national securities exchange or another similar regulatory body, or in any clinical trial database maintained by or on behalf of a Party.  Further, the restrictions imposed on each Party under this Section 9.6 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications; provided, that any Confidential Information in such communications remains subject to this Section 9.6.

9.7Remedies.  The Parties acknowledge and agree that the restrictions set forth in this Article 9 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of this Article 9 would result in irreparable injury to the other Party for which there would be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of this Article 9 by a Party, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity.  The breaching Party agrees to waive any requirement that the non-breaching Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 9.7 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

Article 10
TERM; TERMINATION

10.1Term of this Agreement.  The initial term of this Agreement shall commence as of the Effective Date and, unless earlier terminated by either Party pursuant to the provisions of this Article 10, shall continue in full force and effect until February 26, 2019 (the “Term”).

10.2Termination for Material Breach.  This Agreement may be terminated in its entirety, effective [**] by written notice by either Party to the other Party at any time during the Term, if the other Party materially breaches this Agreement, which breach remains uncured for [**] measured from the date written notice of such breach is given to the breaching Party, which notice shall specify the nature of the breach and demand its cure; provided,  however, that if such breach is not capable of being cured within the stated period and the breaching Party uses [**] to cure such breach during such period and presents a mutually agreeable remediation plan for such breach, this Agreement shall not terminate and the cure period shall be extended for such period provided in the remediation plan as long as the breaching Party continues to use [**] to pursue the cure as provided in such remediation plan.  Notwithstanding anything to the contrary set forth herein, but subject to the limitations set forth in Section 11.5, termination shall not be deemed to relieve a defaulting Party from any liability arising from such default.

10.3Termination for FDA Approval.  This Agreement may be terminated in its entirety, effective [**] by written notice by either Party to the other Party at any time during the Term, in the event that the FDA withdraws any required approvals necessary to conduct the Program.

10.4Termination for Convenience.  This Agreement may be terminated in its entirety, by Allergan [**] for any reason.

10.5Bankruptcy.  This Agreement may be terminated in its entirety, effective [**] by written notice by either Party to the other Party at any time during the Term, if the other Party shall file in any court or other agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

proceeding, and such petition shall not be dismissed within [**] after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

10.6Consequences of Termination.

(a)Upon the expiration or earlier termination of this Agreement for any reason, Ironwood shall immediately cease all activities hereunder and shall return to Allergan all Product Promotional Materials and any other materials carrying the Product Trademarks within [**] following such expiration or earlier termination.

(b)Expiration or earlier termination of this Agreement shall not relieve the Parties of any obligation accruing before such expiration or earlier termination, including any payment obligations under Section 3.4. The provisions of this Agreement that must, by their nature, survive expiration or earlier termination of this Agreement to give effect to their intent, shall so survive, including Section 2.2(g) (last sentence only), Sections 3.3(b) and 3.4(b) (each, solely to the extent necessary to determine whether any amount is payable in respect of the last Calendar Year of the Term), Sections 3.3(a),  3.4(a) and 3.5 (each, for [**] following the effective date of termination or expiration), Section 3.6,  Section 4.3,  Section 6.1,  Section 6.2,  Article 7,  Article 8,  Article 9, this Article 10,  Article 11 and Article 12 In the event that this Agreement expires pursuant to Section 10.1, or is terminated pursuant to Section 10.3,  Section 10.4, or by Ironwood pursuant to Section 10.2, then Section 3.1 shall survive indefinitely; otherwise, Section 3.1 shall terminate and be of no further force or effect.

Article 11
INDEMNIFICATION

11.1Indemnification by Ironwood.  Ironwood shall indemnify, defend and hold Allergan and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, an “Allergan Indemnified Party”) harmless from and against any and all losses, damages, assessments, interest charges, penalties, costs and expenses (including reasonable attorneys’ fees) (hereinafter collectively, the “Indemnified Amounts”) that an Allergan Indemnified Party is required to pay to one or more Third Parties to the extent resulting from or arising out of: (a) a [**] by Ironwood of any of its representations, warranties or covenants in this Agreement; (b) a [**] act or omission on the part of Ironwood or any of its directors, officers, agents, employees or Representatives; or (c) any claims brought by or on behalf of any member of the Representatives in connection with his or her employment or retention by Ironwood or the performance of Ironwood’s obligations under this Agreement; except, in each case, to the extent caused by the [**] of Allergan or any Allergan Indemnified Party, or by [**] of this Agreement by Allergan.  The indemnification obligations of Ironwood under this Section 11.1 shall survive the expiration or earlier termination of this Agreement.

11.2Indemnification by Allergan.  Allergan shall indemnify, defend and hold Ironwood and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, an “Ironwood Indemnified Party”) harmless from and against any and all Indemnified Amounts that an Ironwood Indemnified Party is required to pay to one or more Third Parties to the extent resulting from or arising out of: (a) a [**] by Allergan of any of its representations, warranties or obligations hereunder; (b) a [**] act or omission on the part of Allergan or any of its directors, officers, agents or employees; (c) the use by Ironwood of the Product Promotional Materials, Product Labeling or any training materials, in each case, in accordance with the terms of this Agreement; (d) the compliance by Ironwood with the express written instructions, policies, training or requirements of Allergan provided to, and reasonably relied upon by, Ironwood in connection herewith; (e) the manufacture, packaging, distribution, sale or use of the Products, including any recall, death, personal injury or other product liability arising therefrom; or (f) infringement or misappropriation of any Third Party patent, trademark, trade secret or copyright right, arising out of the Product Promotional Materials or any training materials, the use of the Product Promotional Materials, or the offer for sale or sale of the Products; except, in either case, to the extent caused by the [**] of Ironwood or any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Ironwood Indemnified Party, or by [**] of this Agreement by Ironwood.  The indemnification obligations of Allergan under this Section 11.2 shall survive the expiration or earlier termination of this Agreement.

11.3Indemnification Procedures.  Each Party shall notify the other Party in the event it becomes aware of a claim for which indemnification may be sought hereunder.  If any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 11, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and the Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding.  The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such fees and expenses incurred pursuant to Section 11.1 or Section 11.2 shall be reimbursed as they are incurred.  The Indemnifying Party shall not be liable for any settlement of any proceeding unless effected with its written consent.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnification could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding.

11.4Insurance.  Each Party further agrees to [**] obtain and maintain, during the Term, Commercial General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Section 11.1 or Section 11.2, as applicable, or self-insurance, with limits of not less than [**].

11.5Liability Limitations.  NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES HEREUNDER, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, EXCEPT TO THE EXTENT THAT SUCH DAMAGES RESULT FROM A PARTY’S [**].

Article 12
MISCELLANEOUS PROVISIONS

12.1Governing Law.  The interpretation and construction of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.2Arbitration.

(a)Claims.  Any claim, dispute or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is not resolved under Section 12.3 within the required [**] time period, including any action or claim based on tort, contract or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (a “Claim”), shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”).  One (1) Arbitrator shall be chosen by Allergan and one (1) Arbitrator shall be chosen by Ironwood within [**] from the notice of initiation of arbitration.  The third (3rd) Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Allergan and the Arbitrator chosen by Ironwood within [**] of the date that the last of such Arbitrators was appointed.  The Arbitrators shall be administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration shall be held in [**] if requested by Allergan and in [**] if requested by Ironwood.  The Arbitrators shall be instructed by the Parties to complete the arbitration within [**] after selection of the third (3rd) Arbitrator.

(b)Arbitrators’ Award.  The Arbitrators shall, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Laws in the State of [**] or [**], as applicable, or any other court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided,  however, that the limitations described in the foregoing clauses (i) and (ii) shall not apply if such damages are statutorily imposed.

(c)Costs.  Each Party shall bear its own attorney’s fees, costs and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the third (3rd) Arbitrator; provided,  however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

(d)Compliance with this Agreement. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with the terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(e)Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

12.3Dispute Resolution.  In the event of a dispute arising out of or relating to this Agreement, either Party shall provide written notice of the dispute to the other Party, in which event the dispute shall be referred to the executive officers designated below or their successors for attempted resolution by good faith negotiations within [**] after such notice is received:

for Ironwood:	its Chief Executive Officer or his designate
for Allergan:	its Chief Executive Officer or his designate

In the event that the designated executive officers do not resolve such dispute within the allotted [**], either Party may, after expiration of such [**] period, seek to resolve the dispute through arbitration in accordance with Section 12.2.

12.4Force Majeure.  No liability shall result from, and no right to terminate shall arise, in whole or in part, based upon any delay in the performance or non-performance (other than failure to pay any amounts

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

due under this Agreement as and when due), in whole or in part, by either Party to the extent that such delay or non-performance is caused by a Force Majeure.  For purposes of this Section 12.4, “Force Majeure” means an event that is beyond the reasonable control of the non-performing Party (the “Force Majeure Party”), including an act of God, act of the other Party, strike, lock-out or other industrial/labor dispute, war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid or inapplicable.  The Force Majeure Party shall, within [**] of the occurrence of a Force Majeure, give written notice to the other Party stating the nature of such Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required, and the Force Majeure Party shall use reasonable effort to remedy its inability to perform; provided,  however, that if the suspension of performance continues or is anticipated to continue for [**] after the date of the occurrence, the unaffected Party shall have the right but not the obligation to perform on behalf of the Force Majeure Party for a period of the Force Majeure and such additional period as may be reasonably required to assure a smooth and uninterrupted transition of such activities.  If such failure to perform would constitute a [**] of this Agreement in the absence of the Force Majeure and continues for [**] from the date of the occurrence, and the Parties are not able to agree on appropriate amendments within such period, such other Party shall have the right, notwithstanding the first sentence of this Section 12.4, to terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except for those rights and liabilities that accrued prior to the date of termination.

12.5Additional Approvals.  The Parties shall reasonably cooperate and use all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable, for the consummation of the transactions contemplated hereby.

12.6Waiver and Non-Exclusion of Remedies.  A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy  hereunder, shall not constitute a waiver of such provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any of its rights or remedies hereunder.  To be effective any waiver must be in writing.  The respective rights and remedies of the Parties provided herein are cumulative and do not exclude any other right or remedy of the Parties provided by law or otherwise available except as expressly set forth herein.

12.7Notices.

(a)Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in subsection (b) below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.7.  Such notice shall be deemed to have been given as of the date delivered by hand or on the second (2nd) Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section 12.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

(b)Address for Notice:

If to Ironwood, to

Ironwood Pharmaceuticals, Inc.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

301 Binney Street

Cambridge, MA 02142

Attn: Chief Legal Officer

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street; Prudential Tower

Boston, MA 02199

Attn: Marc Rubenstein

If to Allergan, to:

Allergan USA, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attn:  Chief Legal Officer and Secretary

With a copy (which shall not constitute notice) to:

Allergan plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attn:  Chief Legal Officer and Secretary

12.8Entire Agreement.  This Agreement and the Collaboration Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements, including any confidentiality agreements between the Parties or their respective Affiliates, whether written or oral, with respect to the subject matter hereof.  Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.  Nothing in this Agreement is intended to limit or exclude any liability for fraud.

12.9Amendment.  Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

12.10Assignment.  Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, and (b) on written notice to the other Party, assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to any of its Affiliates.  Notwithstanding the foregoing, each Party shall remain responsible for any failure to perform on the part of any its Affiliates.  Any attempted assignment or delegation in violation of this Section 12.10 shall be void.

12.11No Benefit to Others.  The provisions of this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns and shall not be construed as conferring any rights in any other Person, except as otherwise expressly provided in this Agreement.

12.12Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this Agreement delivered by facsimile or electronic transmission shall be as effective as an original executed signature page.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

12.13Severability.  To the fullest extent permitted by Applicable Laws, the Parties waive any provision of Applicable Laws that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be given no effect by the Parties and shall not form part of this Agreement.  To the fullest extent permitted by Applicable Laws and if the rights or obligations of any Party will not be materially and adversely affected thereby, all other provisions of this Agreement shall remain in full force and effect and the Parties shall negotiate in good faith a provision in replacement of the provision so held to be invalid, illegal or unenforceable that is consistent with Applicable Laws and achieves, as nearly as possible, the original intention of the Parties.

12.14Further Assurance.  Each Party shall perform such further acts and things and shall execute and deliver such further documents as may be necessary, or as the other Party may reasonably require, to implement or give effect to this Agreement.

12.15Publicity.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any press releases relating to this Agreement or the activities hereunder prior to the issuance thereof; provided, that a Party may not unreasonably withhold consent to such releases, and either Party may issue such press releases as it determines, based on the advice of counsel, are reasonably necessary to comply with Applicable Laws or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.

12.16Relationship of the Parties.  The status of a Party under this Agreement shall be that of an independent contractor.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.  All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

12.17Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by the party incurring such expenses.

[Signature Pages Follow]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Commercial Agreement as of the date first set forth above.

IRONWOOD PHARMACEUTICALS, INC.

By:/s/ Peter Hecht

Name: Peter Hecht

Title: CEO

[Signature Page to Commercial Agreement]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ALLERGAN USA, INC.

By:/s/ A. Robert D. Bailey

Name: A. Robert D. Bailey

Title: President

For purposes of Section 3.1, acknowledged and agreed to

as of the date first set forth above:

Forest Laboratories, LLC

By:/s/ A. Robert D. Bailey

Name: A. Robert D. Bailey

Title: Vice President

[Signature Page to Commercial Agreement]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.1

Sales Baseline

Sales Baselines	2017					2018					2019
(US$ million)	Q1F	Q2F	Q3F	Q4F	FY	Q1F	Q2F	Q3F	Q4F	FY	Q1F
DELZICOL® Net Sales ([**])*	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
DELZICOL® Net Sales ([**])	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
CANASA® Net Sales	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

*[**].

[Signature Page to Commercial Agreement]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 1.2

Sample Costs

DELZICOL®

2017 DELZICOL® Samples	Sample Cost
[**] Sample	$ [**]

The Sample Cost for DELZICOL®  samples in [**] shall be increased or decreased to reflect Allergan’s actual Manufacturing Cost of such samples.

CANASA®

2017 CANASA® Samples	Sample Cost
[**] Sample	$ [**]

The Sample Cost for CANASA®  samples in [**] shall be increased or decreased to reflect Allergan’s actual Manufacturing Cost of such samples.

[**]

[**]	[**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]
[**]	$ [**]

[**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Schedule 2.5

Initial Product Sample Order

Product	Sample Units (#)	Unit price ($)	Total ($)
DELZICOL	[**]	$ [**]	$ [**]
CANASA	[**]	$ [**]	$ [**]
Total			$ [**]